Exhibit 10.1

AMENDMENT NO. 2 AND WAIVER

This Amendment No. 2 and Waiver, dated as of August 15, 2016 (this “Amendment”), with respect to that certain credit agreement, dated as of April 30, 2015, among 21st Century Oncology, Inc., a Florida corporation (“Borrower”), 21st Century Oncology Holdings, Inc., a Delaware corporation (“Holdings”), the institutions from time to time party thereto as lenders, Morgan Stanley Senior Funding, Inc., as Administrative Agent and the other agents and arrangers named therein (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), is entered into among Borrower, Holdings, the other Loan Parties and the Required Lenders. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement.

W I T N E S S E T H:

WHEREAS, the Borrower hereby informs Administrative Agent and the Lenders that defaults and events of default exist under Section 6.1(a)(3) of the Senior Notes Indenture as a result of Borrower’s failure to deliver (i) all financial information (including audited financial statements and a report on the annual financial statements by the Borrower’s independent registered public accounting firm) that would be contained in an annual report on Form 10-K, or any successor or comparable form, filed with the SEC, including a “management’s discussion and analysis of financial condition and results of operations” for the fiscal year ended December 31, 2015 as and when required pursuant to Section 3.10(a)(1) of the Senior Notes Indenture, which default became an Event of Default on July 17, 2016, and (ii) all financial information that would be required to be contained in a quarterly report on Form 10-Q, or any successor or comparable form, filed with the SEC for the fiscal quarters ended March 31, 2016 and June 30, 2016 as and when required pursuant to Section 3.10(a)(2) of the Senior Notes Indenture, which default (A) with respect to such March 31, 2016 financial statements, became an Event of Default on August 1, 2016 and (B) such June 30, 2016 financial statements would be deemed an Event of Default on October 1, 2016 (collectively, the “Senior Notes Financial Deliveries Default”);

WHEREAS, certain Defaults and Events of Default exist under Section 8(d) of the Credit Agreement as a result of the Borrower’s failure to deliver (i) audited annual financial statements and related reports and certificates for the year ended December 31, 2015 pursuant to Section 6.1(a), 6.1(c) and 6.2(a) of the Credit Agreement and (ii) quarterly financial statements and related reports and certificates for the quarters ended (x) March 31, 2016 and (y) June 30, 2016 pursuant to Section 6.1(b), 6.1(c) and 6.2(a) of the Credit Agreement, which failures, in the case of clauses (i) and (ii)(x), have become Events of Default under the Credit Agreement and, in the case of clause (ii)(y), if not cured shall become an Event of Default under the Credit Agreement;

WHEREAS, certain Defaults may arise under Section 8(d) of the Credit Agreement as a result of the Borrower’s failure to deliver audited annual financial statements and related reports and certificates for the year ended December 31, 2015 and the year ending December 31, 2016 without a “going concern” or like qualification;

WHEREAS the Borrower has requested, and Administrative Agent and the Lenders party hereto (which constitute Required Lenders) have agreed, to waive Defaults or Events of Default which (x) may arise under Section 8(e) of the Credit Agreement solely as a result of the Senior Notes Financial Deliveries Default and (y) arise under Section 8(d) of the Credit Agreement solely as a result of the Credit Agreement Financial Delivery Defaults (as defined below), in each case, subject to the terms and conditions contained herein; and

WHEREAS the Borrower, Administrative Agent and the Lenders party hereto have agreed to amend, and provide a waiver with respect to, the Credit Agreement as set forth herein.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto hereby agree as follows:

Section 1.                          Limited Waivers.

(a)                                 Administrative Agent and the Lenders hereby waive during the Waiver Period (as defined below) any Default or Event of Default which may arise under Section 8(e)(iii) of the Credit Agreement solely as a result of the Senior Notes Financial Deliveries Default (such Defaults or Events of Default, the “Senior Notes Cross Default”); provided, however, that no Event of Default under Section 8(e)(iii) as a result of the Indebtedness under the Senior Notes becoming due prior to its stated maturity, by acceleration or otherwise (a “Senior Notes Cross Acceleration Event”), is hereby waived, regardless of whether such Senior Notes Cross Acceleration Event occurs as a result of the Senior Notes Cross Default or otherwise.  This is a limited waiver and shall not be deemed to constitute a waiver of any Default or Event of Default (other than the Specified Defaults (as defined below)) or any prior, current or future breach of the Credit Agreement or any of the other Loan Documents or any other requirements of any provision of the Credit Agreement or any other Loan Documents.

(b)  The Administrative Agent and the Lenders hereby waive during the Waiver Period (as defined below) any Default or Event of Default which has arisen or may arise under Section 8(d) of the Credit Agreement as a result of Borrower’s failure to deliver (i) audited annual financial statements and related reports and certificates for the year ended December 31, 2015 without a “going concern” or like qualification as and when required pursuant to Section 6.1(a), 6.1(c) and 6.2(a) of the Credit Agreement (collectively, the “Specified FY2015 Deliverables”), (ii) quarterly financial statements and related reports and certificates (the “Specified Quarterly Deliverables”, together with the Specified FY2015 Deliverables, collectively, the “Credit Agreement Financial Delivery Defaults” and together with the Senior Notes Cross Default, the “Specified Defaults”) for the quarters ended March 31, 2016 and June 30, 2016 pursuant to Sections 6.1(b), 6.1(c) and 6.2(a) of the Credit Agreement.  This is a limited waiver and shall not be deemed to constitute a waiver of any Default or Event of Default (other than the Specified Defaults) or any prior, current or future breach of the Credit Agreement or any of the other Loan Documents or any other requirements of any provision of the Credit Agreement or any other Loan Documents.  For the avoidance of doubt, it is understood and agreed that, notwithstanding anything contained to the contrary in Section 8(d) of the Credit Agreement or in this Waiver, there shall be an immediate Event of Default if the Specified Deliverables are not delivered to the Administrative Agent prior to the expiration of the Waiver Period.

(c)  As used herein, the term “Waiver Period” means the period commencing on the Amendment No. 2 Effective Date (as defined below) and ending at 11:59 p.m. (New York City time) on (i) September 10, 2016, with respect to the Specified Default (x) described in clause (i) of the definition of Senior Notes Financial Deliveries Defaults and (y) arising in connection with the Specified FY2015 Deliverables; and (ii) September 30, 2016, with respect to the Specified Default (x) described in clause (ii) of the definition of Senior Notes Financial Deliveries Defaults and (y) arising in connection with the Specified Quarterly Deliverables.

Section 2.                          Amendments

Effective as of the Amendment No. 2 Effective Date:

(a)                                 Section 1.1 of the Credit Agreement is hereby amended by adding the following definitions in their proper alphabetical order:

“Amendment No. 2” shall mean that certain Amendment No. 2 and Waiver to this Agreement, dated the Amendment No. 2 Effective Date, among the Loan Parties, the Administrative Agent and the Lenders party thereto.

“Amendment No. 2 Effective Date” shall mean August 15, 2016.

“Applicable Cash”  shall mean at any date the aggregate amount of unrestricted cash and Cash Equivalents of Borrower and its Subsidiaries.

“Applicable Financial Statements” shall mean the audited and unaudited financial statements, reports and certificates required by Section 6.1(a) (provided that such financial statements may be delivered with a “going concern” or like qualification), 6.1(b), 6.1(c) or 6.2(a) in respect of the fiscal year ended December 31, 2015 or the fiscal quarters ended March 31, 2016 and June 30, 2016.

“Applicable Sum” shall mean, as of any date, the sum of (i) the Applicable Cash as of such date and (ii) the Available Revolving Commitments of all the Revolving Lenders as of such date (after giving effect to any reserves or other blocks on the availability of such Commitments).

“Capital Event Deadline” shall have the meaning assigned to such term in Section 6.13.

“Capital Event Proceeds” shall have the meaning assigned to such term in Section 6.13.

“Capital Events” shall have the meaning assigned to such term in Section 6.13.

“Deleveraging Transaction” means, with reference to any issuance or sale of the Borrower’s Capital Stock or other contribution to the equity of the Borrower or any Disposition

(any, a “Subject Transaction”), that immediately following the consummation of such Subject Transaction, the Consolidated Leverage Ratio (which shall include in the calculation thereof, for the avoidance of doubt, debt obligations evidenced by bonds, debentures or notes), calculated on a Pro Forma Basis (without giving effect to any run-rate costs savings, operating expense reductions, and other operating improvements, initiatives and synergies as related to such Disposition), is lower than the Consolidated Leverage Ratio immediately prior to the consummation of such Subject Transaction.

“First Capital Event” shall have the meaning assigned to such term in Section 6.13.

“First Capital Event Deadline” shall have the meaning assigned to such term in Section 6.13.

“First Capital Event Proceeds” shall have the meaning assigned to such term in Section 6.13.

“Second Capital Event” shall have the meaning assigned to such term in Section 6.13.

“Second Capital Event Deadline” shall have the meaning assigned to such term in Section 6.13.

“Second Capital Event Proceeds” shall have the meaning assigned to such term in Section 6.13.

“Third Capital Event” shall have the meaning assigned to such term in Section 6.13.

“Third Capital Event Deadline” shall have the meaning assigned to such term in Section 6.13.

“Third Capital Event Proceeds” shall have the meaning assigned to such term in Section 6.13.

“Third Capital Event Satisfaction Date” shall have the meaning assigned to such term in Section 6.13.

(b)                                 The definition of “Applicable Margin” in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety and replaced with the following:

““Applicable Margin”:

(a)                                 with respect to the Initial Tranche B Term Loans, (i) in the case of ABR Loans, 5.125% per annum and (ii) in the case of Eurodollar Loans, 6.125% per annum.

(b)                                 with respect to the Revolving Loans and the Swingline Loans, as of any date of determination and with respect to the ABR Loans or the Eurodollar Loans, as applicable, the per annum applicable margin set forth in the following table that corresponds to the Consolidated Leverage Ratio for the most recently completed fiscal quarter; provided, that for the period from the Closing Date through the delivery of financial statements for the first full fiscal quarter after the Closing Date and during any period in which there is an Event of Default for the failure to deliver any of the financial statements required pursuant to Section 6.1(a) or (b) or the certificate required pursuant to Section 6.2(b) is not delivered when due the Applicable Margin shall be set at the margin in the row styled “Level I”; provided, further, that any change in the Applicable Margin caused by a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the first date on which a Compliance Certificate is delivered pursuant to Section 6.2(b) setting forth such calculation of the Consolidated Leverage Ratio:

Level	Consolidated Leverage Ratio	ABR Loans	Eurodollar Loans
I	> 5.0:1.0	5.125%	6. 125%
II	< 5.0:1.0>4.5:1.0	4.875%	5.875%
III	<4.5:1.0	4.625%	5.625%

; provided that, to the extent any of the Applicable Financial Statements have not been delivered to the Administrative Agent on or prior to August 31, 2016, and, thereafter, the last day of each calendar month commencing after August 31, 2016, the Applicable Margin as set forth in clause (a)(i), (a)(ii) and at each Level and column in the table in clause (b) shall, effective on and as of the first day of each such calendar month prior to which the Applicable Financial Statements have not been delivered, be increased, in each case, by 0.125% per annum; provided however, that upon delivery of all the Applicable Financial Statements, the Applicable Margin shall be immediately reset to the levels set forth in (a)(i), (a)(ii) and at each Level and column in the table in clause (b).”

(c)                                  The definition of “Available Amount” in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety and replaced with the following:

““Available Amount”: as of any date of determination (the “Reference Date”) (x) prior to the Third Capital Event Satisfaction Date (if any), $25,000,000 and (y) on any Reference Date after the Third Capital Event Satisfaction Date (if any), an amount determined on a cumulative basis equal to the sum of (without duplication):

(a)                                 $25,000,000; plus

(b)                                 an amount (which shall not be less than zero) equal to 50% of Consolidated Net Income for the period from the first day of the fiscal quarter of the Borrower during which the Closing Date occurred to and including the last day of the most recently ended fiscal quarter of the Borrower prior to the Reference Date for which internal consolidated financial statements of the Borrower are available (or, in the case such Consolidated Net Income for such period is in deficit, minus 100% of such deficit); plus

(c)                                  the cumulative amount of (A) any capital contributions in respect of Permitted Capital Stock (other than any Cure Amount) made in cash by any Person to Borrower, (B) any Net Cash Proceeds of any issuance of Permitted Capital Stock of Holdings or any Parent Entity (other than any Cure Amount) to any Person (to the extent further contributed to Borrower) and (C) 100% of the aggregate Net Cash Proceeds (other than any proceeds of any Cure Amount) and the fair market value (as determined in good faith by the Borrower) of marketable securities or other property contributed to the Permitted Capital Stock of Borrower by any Person (other than the SFRO Contribution and any of the Capital Event Proceeds), in each case, subsequent to the Third Capital Event Satisfaction Date and minus, amounts used to incur Indebtedness pursuant to Section 7.2(ee), amounts used to fund Restricted Payments pursuant to Section 7.6(b) or (j) and amounts used to fund Investments pursuant to Section 7.8(kk); plus

(d)                                 the aggregate amount received by Borrower or any Restricted Subsidiary from cash (or Cash Equivalents) dividends and distributions made by any Unrestricted Subsidiary or any Joint Venture and interests, returns of principal, repayments and similar payments made by any Unrestricted Subsidiary or Joint Venture in respect of Investments made by the Borrower or any Restricted Subsidiary to any Unrestricted Subsidiary or Joint Venture, and the Net Cash Proceeds in connection with the sale, transfer or other disposition of assets or the Capital Stock of any Unrestricted Subsidiary or Joint Venture of the Borrower to any Person (other than a Restricted Subsidiary), in each case, subsequent to the Third Capital Event Satisfaction Date; plus

(e)                                  in the event that the Borrower redesignates any Unrestricted Subsidiary as a Restricted Subsidiary (which, for purposes hereof, shall be deemed to also include (A) the merger, consolidation, liquidation or similar amalgamation of any Unrestricted Subsidiary into the Borrower or any Restricted Subsidiary, so long as the Borrower or such Restricted Subsidiary is the surviving Person, and (B) the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to the Borrower or any Restricted Subsidiary) subsequent to the Third Capital Event Satisfaction Date, the fair market value (as determined in good faith by the Borrower) of the Investment in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or comerged, as applicable); plus

(f)                                   the aggregate amount of Retained Declined Proceeds; plus

(g)                                  the fair market value of all Permitted Capital Stock of Holdings or the Borrower issued upon conversion or exchange of Indebtedness or any Capital Stock of the Borrower or any of its Restricted Subsidiaries that is not Permitted Capital Stock after the Third Capital Event Satisfaction Date; plus

(h)                                 to the extent not otherwise included, the aggregate amount of cash Returns to the Borrower or any Restricted Subsidiary in respect of Investments made pursuant to

Section 7.8 in reliance on the Available Amount subsequent to the Third Capital Event Satisfaction Date; minus

(i)                                     the aggregate amount of (A) Restricted Payments made using the Available Amount pursuant to Section 7.6(n), (B) Investments made using the Available Amount pursuant to Section 7.8(cc) and (C) prepayments, redemptions, acquisitions, retirements, cancellations, terminations and repurchases of Indebtedness made using the Available Amount pursuant to Section 7.9(B), in each case during the period from and including the Business Day immediately following the Closing Date through and including the Reference Date (without taking account of the intended usage of the Available Amount on such Reference Date).

Notwithstanding anything herein to the contrary, the “Available Amount” shall not be increased by (x) any transaction or series of related transactions in connection with the purchase of the remaining equity interests in SFRO or (y) any of the Capital Events or any of the Capital Event Proceeds.”

(d)                                 Section 2.25(a) of the Credit Agreement is hereby amended and restated in its entirety with the following:

“(a)  The Borrower may at any time or from time to time after the Closing Date (on one or more occasions), by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), without having to seek consent from the Lenders, request (a) one or more increases of the Tranche B Term Loans or one or more additional tranches of term loans (each such increase or additional tranche, the “Incremental Tranche B Term Loans”), (b) one or more increases in the amount of an existing Class of Revolving Commitments (each such increase, a “Revolving Commitment Increase”) or one or more additional Tranches of revolving commitments (each, an “Incremental Revolving Facility”) and (c) in lieu of Incremental Tranche B Term Loans, any Incremental Revolving Facility and/or Revolving Commitments Increases, issue pari passu or junior secured loans or notes (“Secured Incremental Notes”) and/or unsecured loans or notes (“Unsecured Incremental Notes” and together with any Secured Incremental Notes, “Incremental Equivalent Debt”), and Incremental Equivalent Debt, together with any Incremental Tranche B Term Loans, any Incremental Revolving Facility and any Revolving Commitment Increase, referred to herein as a “Credit Increase”) or any combination thereof in an aggregate amount not to exceed (x) with respect to the Incremental Revolving Facilities only, $25,000,000, plus (y) after the Third Capital Event Satisfaction Date, an unlimited amount; provided that solely with respect to clause (y), the Consolidated Secured Gross Leverage Ratio (determined on a Pro Forma Basis after giving effect to such Credit Increase and any contemplated use of the proceeds thereof, including any prepayment of Indebtedness and any potential Acquisition or Investment in connection therewith, but assuming, solely for purposes of such calculation under this Section 2.25 and for the definition of Additional Term Notes in the case of clause (3) below and not for any other purpose hereunder at the time of incurrence thereof (1) that a borrowing of the maximum amount of Incremental Revolving Loans and/or Revolving Loans available thereunder after giving effect to such Incremental Revolving Facility and/or Revolving Commitment Increase and (2) that all Indebtedness under such Credit Increases is secured) shall not exceed 3.40:1.00; provided, however, that at the option of the Borrower, any such unfunded Credit Increase may instead be tested at the time of the initial funding thereof in lieu of testing at the time of entering into such unfunded commitment plus (z) after the Third Capital Event Satisfaction Date, the amount of any voluntary prepayments of Term Loans and voluntary reductions of Revolving Commitment to the extent such voluntary prepayment or voluntary reduction is not funded with long term Indebtedness (including, for the avoidance of doubt, the proceeds of any Credit Increase); provided further that upon the effectiveness of any Incremental Facility Amendment referred to below, no Event of Default shall exist and at the time that any such Credit Increase is made (and immediately after giving effect thereto), provided that if such Credit Increase is executed in connection with a Permitted Acquisition or other permitted Investment, at the option of the lenders providing such Credit Increase, the documentation relating thereto may modify such restrictions consistent with customary “SunGard” provisions; provided, further, that for the avoidance of doubt, the Incremental Tranche B Term Loans, Revolving Commitment Increase and Incremental Equivalent Debt may be incurred pursuant to clause (y) prior to the utilization of any amounts under clause (x) or (z) above even if incurred substantially contemporaneously therewith and the amounts incurred or deemed incurred pursuant to clauses (x) or (z) substantially simultaneously with an incurrence pursuant to such clause (y) shall not be included in the calculation of such clause (y); provided further that any such Indebtedness incurred pursuant to clause (x) and (z) above is hereinafter referred to as the “Unrestricted Incremental Indebtedness”; it being understood and agreed that (I) the Borrower shall designate any such Indebtedness as Unrestricted Incremental Indebtedness on or prior to the date of such incurrence by notice to the Administrative Agent and (II) the Borrower may redesignate any such Indebtedness originally designated as Unrestricted Incremental Indebtedness as being incurred pursuant to such clause (y) if, at the time of such redesignation, the Borrower would be permitted to incur under this Section 2.25(a) the aggregate principal amount of Indebtedness being so redesignated (for purposes of clarity, with any such redesignation having the effect of increasing the Borrower’s ability to incur Unrestricted Incremental Indebtedness as of the date of such redesignation by the amount of such Indebtedness so redesignated).”

(e)                                  Section 6.1(a) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(a)                           within ninety (90) days after the end of each fiscal year of the Borrower (commencing with the fiscal year ended December 31, 2015), a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception (provided, that (i) the audit report may include a “going concern” or like qualification or exception for the fiscal years ending December 31, 2015 and December 31, 2016 and (ii)(A) a qualification or exception may be included in any audit report to the extent such qualification is made solely as a result of the maturity of any of the Obligations or any other Indebtedness maturing within fifteen (15) months and (B) an exception or explanatory paragraph, but not a qualification, solely with respect to, or resulting solely from, potential inability to satisfy the covenant under Section 7.1 on a future date or in a future period), or qualification arising out of the scope of the audit, by Deloitte & Touche, LLP or other independent certified public accountants of nationally recognized standing.”

(f)                                   A new sentence shall be added to the end of Section 6.2 of the Credit Agreement which shall read as follows:

“From the Amendment No. 2 Effective Date and until such time as all of the Applicable Financial Statements have been delivered to the Administrative Agent, the Borrower shall provide to the Administrative Agent (for distribution to the Lenders) (x) copies of any notice of default delivered by Wilmington Trust, National Association, as trustee under the Senior Notes Indenture (or any notice of default delivered by any holders of the Senior Notes), and (y) any amendment, waiver, supplement or modification to the Senior Notes Indenture (other than to the extent filed with the SEC), in each case, within two Business Days after receipt of such notice or the effectiveness of such amendment, waiver, supplement or modification, as the case may be.”

(g)                                  Section 6 of the Credit Agreement is hereby amended by adding a new Section 6.13 thereto as follows:

“6.13                  Capital Events

(a)                                 No later than September 10, 2016 (the “First Capital Event Deadline”), cause the Borrower to actually receive, after the Amendment No. 2 Effective Date, Net Cash Proceeds from (x) the issuance or sale (other than to a Subsidiary or any controlled Affiliate of the Borrower) of its Permitted Capital Stock or (y) any other contribution (other than a contribution from a Subsidiary or any controlled Affiliate of the Borrower) to the equity of the Borrower (any issuance or sale of stock in connection therewith limited to an issuance or sale of Permitted Capital Stock)) in an aggregate amount of not less than $25,000,000 (the “First Capital Event”).  The Net Cash Proceeds actually received by the Borrower from the First Capital Event shall be referred to as the “First Capital Event Proceeds”.

(b)                                 No later than November 30, 2016 (the “Second Capital Event Deadline”), cause the Borrower to actually receive, in addition to the First Capital Event Proceeds and after the Amendment No. 2 Effective Date, (i) Net Cash Proceeds from (x) the issuance or sale (other than to a Subsidiary or any controlled Affiliate of the Borrower) of its Permitted Capital Stock or (y) any other contribution (other than a contribution from a Subsidiary or any controlled Affiliate of the Borrower) to the equity of Borrower (any issuance or sale of stock in connection therewith limited to an issuance or sale of Permitted Capital Stock) and/or (ii) Net Cash Proceeds from a Disposition of any assets of Borrower or a Restricted Subsidiary to a Person (other than Borrower, a Subsidiary or any controlled Affiliate of the Borrower) by an aggregate amount of not less than $25,000,000 (or a lower amount such that, when combined with the First Capital Event Proceeds, the total amount is not less than $50,000,000); provided that the Net Cash Proceeds from any such issuance, sale or contribution, and the Net Cash Proceeds from any such Disposition, shall only count toward such dollar threshold if such issuance, sale, contribution or Disposition, is a Deleveraging Transaction at the time the Net Cash Proceeds, are received (the “Second Capital Event”).  The Net Cash Proceeds and/or Net Cash Proceeds actually received by the Borrower from the Second Capital Event shall be referred to as the “Second Capital Event Proceeds”.

(c)                                  No later than March 31, 2017 (the “Third Capital Event Deadline”, and together with the First Capital Event Deadline and the Second Capital Event Deadline, each a “Capital Event Deadline”), cause the Borrower to actually receive, in addition to the First Capital Event Proceeds and any Second Capital Event Proceeds and after the Amendment No. 2 Effective Date, (i) Net Cash Proceeds from (x) the issuance or sale (other than to a Subsidiary or any controlled Affiliate of the Borrower) of its Permitted Capital Stock or (y) any other contribution (other than a contribution from a Subsidiary or any controlled Affiliate of the Borrower) to the equity of Borrower (any issuance or sale of stock in connection therewith limited to an issuance or sale of Permitted Capital Stock) and/or (ii) Net Cash Proceeds from a Disposition of assets of the Borrower or a Restricted Subsidiary to a Person (other than Borrower, a Subsidiary or any controlled Affiliate of the Borrower) in an aggregate amount that is not less than the lesser of:

(1)                                 $75,000,000 (or a lower amount such that when combined with the First Capital Event Proceeds and the Second Capital Event Proceeds, the total amount is not less than $125,000,000); or

(2)                                 the amount, if any, that would need to be actually received by the Borrower such that after giving effect to such issuance, sale, contribution or Disposition (including the actual receipt of Net Cash Proceeds therefrom) (x) the Applicable Sum is not less than $120,000,000 as of the Third Capital Event Deadline and (y) the Consolidated Leverage Ratio (which shall include in the calculation thereof, for the avoidance of doubt, debt obligations evidenced by bonds, debenture or notes) as of the Third Capital Event Deadline, calculated on a pro forma basis (without giving effect to any run-rate cost savings, operating expense reductions, and other operating improvements, initiatives and synergies related to such Disposition), is not greater than 6.40 to 1.00 (the “Third Capital Event” and, together with the First Capital Event and the Second Capital Event, the “Capital Events”).”

provided, however, that (A) the Net Cash Proceeds from any such issuance, sale or contribution, and the Net Cash Proceeds from any such Disposition, shall only count towards such dollar thresholds if such issuance, sale, contribution or Disposition is a Deleveraging Transaction at the time the Net Cash Proceeds are actually received by the Borrower, and (B) if the Borrower shall not have actually received an aggregate of $50,000,000 or more of Net Cash Proceeds from the issuance or sale (other than to a Subsidiary or any controlled Affiliate of the Borrower) of its Permitted Capital Stock or any other contribution (other than a contribution from a Subsidiary or any controlled Affiliate of the Borrower) to the Permitted Capital Stock of the Borrower in the First Capital Event and the Second Capital Event, then, anything in this clause (c) to the contrary notwithstanding, the Borrower shall not have complied with this clause (c) (and the Third Capital Event shall not have been consummated) unless the Borrower shall actually receive, after the Second Capital Event Deadline, Net Cash Proceeds from the issuance or sale (other than to a Subsidiary or any controlled Affiliate of the Borrower) of its Permitted Capital Stock or any other contribution (other than a contribution from a Subsidiary or any controlled Affiliate of the Borrower) to the equity of Borrower (any issuance or sale of stock in connection therewith limited to an issuance or sale of Permitted Capital Stock) in an aggregate amount of not less than $50,000,000 minus the aggregate amount of such Net Cash Proceeds actually received by the Borrower in the First Capital Event and the Second Capital Event (which amount of Net Cash Proceeds the Borrower is required to actually receive pursuant to this subclause (B) shall be in addition to, but shall reduce, any other amounts required to be actually received by the Borrower pursuant to this clause (c)). For the avoidance of doubt, after Amendment No. 2 Effective Date and on or prior to the Third Capital Event Deadline, the Borrower shall receive at least $50,000,000 of Net Cash Proceeds from the issuance or sale (other than to a Subsidiary or any controlled Affiliate of the Borrower) of its Permitted Capital Stock or any other contribution (other than a contribution from a Subsidiary or any controlled Affiliate of the Borrower) to the Permitted Capital Stock of the Borrower.   The Net Cash Proceeds actually received by the Borrower from the Third Capital Event shall be referred to as the “Third Capital Event Proceeds,” and together with the First Capital Event Proceeds and the Second Capital Event Proceeds, the “Capital Event Proceeds”.  The date on which the Third Capital Event is consummated (if consummated) shall be referred to as the “Third Capital Event Satisfaction Date”.

(d)                                 No later than three (3) Business Days after each Capital Event Deadline, the Borrower shall deliver to the Administrative Agent an Officer’s Certificate, the signers of which shall be the principal executive officer, principal financial officer or principal accounting officer of the Borrower, certifying as to the Borrower’s compliance with clause (a), clause (b) or clause (c) of this Section 6.13, as applicable.

(e)                                  For purposes of this Section 6.13, the Borrower shall be deemed to “actually receive” Net Cash Proceeds solely to the extent the Borrower has actual possession of such Net Cash Proceeds on or prior to the applicable Capital Event Deadline and such Net Cash Proceeds or Net Available Cash, as applicable, are not (x) placed in escrow or otherwise held back to support indemnification obligations, purchase price adjustments, or other similar obligations, or (ii) to be paid in the future (including, without limitation, any installment payments, milestone payments, payments in respect of notes or other securities, and “earn-outs”).

(f)                               Anything herein to the contrary notwithstanding, the Borrower shall have no right to cure or remedy, and no actions, events, circumstances or other matters that occur after any applicable Capital Event Deadline shall cure or remedy, any failure of the Borrower to consummate a Capital Event by the applicable Capital Event Deadline or otherwise comply with this Section 6.13.”

(h)                                 Section 7.1 of the Credit Agreement is hereby amended and restated in its entirety and replaced with the following:

“7.1                         Financial Condition Covenant.

(a) Permit the Consolidated Leverage Ratio calculated as at the last day of any fiscal quarter of the Borrower for which financial statements of the Borrower were required to have been delivered to the Administrative Agent pursuant to Section 6.1 (commencing with the first full fiscal quarter after the Closing Date) ending during any period set forth below to exceed the ratio set forth below opposite such fiscal period during which such last day occurs:

Period	Consolidated Leverage Ratio
September 30, 2015 to March 30, 2018	7.50 to 1.00
March 31, 2018 and thereafter	6.25 to 1.00

(b) Permit the Applicable Sum to be an amount less than $40,000,000 as of (a) prior to the Third Capital Event Satisfaction Date (if any), (i) the last Business Day of the calendar month in which the First Capital Event is consummated and (ii) the last Business Day of each calendar month after the calendar month in which the First Capital Event occurs and (b) after the Third Capital Event Satisfaction Date (if any) (i) the last Business Day of the fiscal quarter in which the Third Capital Event is consummated and (ii) the last Business Day of each fiscal quarter after the fiscal quarter in which the Third Capital Event occurs.  No later than three (3) Business Days after the last day of each applicable calendar month or of each applicable fiscal quarter described in the immediately preceding sentence, the Borrower shall deliver to the Administrative Agent an Officer’s Certificate, the signers of which shall be the principal executive officer, principal financial officer or principal accounting officer of the Borrower, certifying as to the Borrower’s compliance with this Section 7.1(b), which Officer’s Certificate shall include a reasonably detailed calculation of the Applicable Sum.  Anything herein to the contrary notwithstanding, the Borrower shall have no right to cure or remedy, and no actions, events, circumstances or other matters that occur after the last Business Day of any applicable calendar month or of any applicable fiscal quarter shall cure or remedy, any failure of the Borrower to comply with this Section 7.1(b) as of the last Business Day of any applicable calendar month or of any applicable fiscal quarter.”

(i)                                     Section 7.2(d) of the Credit Agreement is hereby amended and restated in its entirety and replaced with the following:

“(d) [reserved.]”

(j)                                    Section 7.2(e) of the Credit Agreement is hereby amended and restated in its entirety and replaced with the following:

“(e) Indebtedness (including, without limitation, Capital Lease Obligations, including those incurred pursuant to Sale Leaseback Transactions) secured by Liens permitted by Section 7.3(g) (or Section 7.3(w), in the case of a Sale Leaseback Transaction), and any Permitted Refinancing in respect of such Indebtedness, in an aggregate principal amount not to exceed the greater of (x) $60,000,000; provided, however, that up to an aggregate of $30.0 million of additional Indebtedness (including, without limitation, Capital Lease Obligations, including those incurred pursuant to Sale Leaseback Transactions) secured by Liens permitted by Section 7.3(g) (or Section 7.3(w), in the case of a Sale Leaseback Transaction) may be incurred pursuant to this subclause (x) if at the time of each such incurrence, and after giving pro forma effect thereto, the Consolidated Leverage Ratio would be no greater than 6.00 to 1.00 and (y) 5.25% of Total Assets as of the Applicable Date of Determination;”

(k)                                 Section 7.2(g) of the Credit Agreement is hereby amended and restated in its entirety and replaced with the following:

“(g)                            (a) Indebtedness of (1) after the Third Capital Event Satisfaction Date (if any), any Person acquired or assumed in connection with an Acquisition or permitted Investment or any assets acquired in connection therewith and (2) any Unrestricted Subsidiary that is redesignated as a Restricted Subsidiary (it being acknowledged that (x) a Person that becomes a direct or indirect Restricted Subsidiary of the Borrower as a result of an Acquisition or permitted Investment may remain liable with respect to Indebtedness existing on the date of such acquisition and (y) an Unrestricted Subsidiary that is redesignated as a Restricted Subsidiary may remain liable with respect to Indebtedness existing on the date of such redesignation); provided that (A) such Indebtedness is not created in anticipation of such acquisition or redesignation and (B) the aggregate principal amount of such Indebtedness incurred under this clause (g) does not exceed an amount of Indebtedness such that immediately after giving effect to such Acquisition, permitted Investment or redesignation, as the case may be, and the assumption of such Indebtedness, the Fixed Charge Coverage Ratio computed on a Pro Forma Basis as of the Applicable Date of Determination is either (x) not less than 2.00 to 1.00 or (y) not less than such Fixed Charge Coverage Ratio immediately prior to the consummation of such Acquisition, permitted Investment or redesignation and the assumption of such Indebtedness; and (b) any Permitted Refinancing thereof;”

(l)                                     Section 7.2(h) of the Credit Agreement is hereby amended and restated in its entirety and replaced with the following:

“(h)                           (x) prior to the Third Capital Event Satisfaction Date (if any), any other Indebtedness of the Borrower or any of its Restricted Subsidiaries in an aggregate amount not exceeding the greater of (x) $30,000,000 and (y) 2.625% of Total Assets as of the Applicable Date of Determination and (y) after the Third Capital Event Satisfaction Date (if any), any other Indebtedness of the Borrower or any of its Restricted Subsidiaries in an aggregate amount not exceeding the greater of (x) $40,000,000 and (y) 3.50% of Total Assets as of the Applicable Date of Determination;”

(m)                             Section 7.2(l) of the Credit Agreement is hereby amended and restated in its entirety and replaced with the following:

“(l) after the Third Capital Event Satisfaction Date (if any), Indebtedness of any Loan Party (other than Holdings) consisting of promissory notes or similar obligations issued by such Loan Party relating to leases, licenses or otherwise to be acquired in connection with a Permitted Acquisition that cannot be transferred to such Loan Party prior to or concurrently with the consummation of such Permitted Acquisition not exceeding $25,000,000 at any one time outstanding;”

(n)                                 Section 7.2(r) of the Credit Agreement is hereby amended and restated in its entirety and replaced with the following:

“(r) after the Third Capital Event Satisfaction Date (if any), Subordinated Indebtedness incurred pursuant to Section 10.6(g)(iv);”

(o)                                 Section 7.2(w) of the Credit Agreement is hereby amended and restated in its entirety and replaced with the following:

“(w)                         after the Third Capital Event Satisfaction Date (if any), Indebtedness of Excluded Subsidiaries that are Restricted Subsidiaries or Restricted Subsidiaries thereof to finance working capital and general corporate purposes not exceeding the greater of (x) $15,000,000 and (y) 1.25% of Total Assets as of the Applicable Date of Determination;”

(p)                                 Section 7.2(z) of the Credit Agreement is hereby amended and restated in its entirety and replaced with the following:

“(z)                            after the Third Capital Event Satisfaction Date (if any), Permitted Seller Debt and any Permitted Refinancing in respect thereof in an aggregate principal amount not exceeding the greater of (i) $25,000,000 and (ii) 2.25% of Total Assets as of the Applicable Date of Determination;”

(q)                                 Section 7.2(ee) of the Credit Agreement is hereby amended and restated in its entirety and replaced with the following:

“(ee)                      after the Third Capital Event Satisfaction Date (if any), Indebtedness incurred by the Borrower or any Subsidiary Guarantor in an amount equal to 100% of the Net Cash Proceeds received by Holdings since immediately after the Closing Date from the issuance or sale of Permitted Capital Stock of Holdings plus cash contributed to the capital of Holdings (in each case, other than (i) proceeds of sales of Capital Stock to Holdings or any of its Subsidiaries, (ii) any Cure Amount or (iii) Capital Event Proceeds) to the extent such Net Cash Proceeds or cash have been contributed to the Borrower;”

(r)                                    Section 7.2(ii) is hereby amended and restated in its entirety as follows:

“(ii) (a) Additional Term Notes, Unrestricted Additional Term Notes, Non-Loan Party Additional Term Notes, Non-Loan Party Unrestricted Additional Term Notes, and Refinancing Notes, provided, however, that (x) the aggregate principal amount of Non-Loan Party Additional Term Notes and Non-Loan Party Unrestricted Additional Term Notes, shall not exceed, when taken together with the Indebtedness referred to in the last paragraph of Section 2.25(e), $40,000,000 at any one time outstanding and (y) the Borrower and its Restricted Subsidiaries shall not incur any Additional Term Notes, Unrestricted Additional Term Notes or Refinancing Notes prior to the Third Capital

Event Satisfaction Date (if any); and (b) any Permitted Refinancings of any of the foregoing;”

(s)                                   Section 7.2(jj) is hereby amended and restated in its entirety as follows:

“(jj)                                After the Third Capital Event Satisfaction Date (if any), (1) unlimited Additional Debt if immediately after giving effect to each such incurrence and the application of the proceeds therefrom, (A) no Event of Default has occurred and is continuing or would result therefrom, subject to customary “SunGard” provisions for Indebtedness used to finance Permitted Acquisitions and permitted Investments and (B)(X) if the Additional Debt has a Lien on the Collateral, the Consolidated Secured Gross Leverage Ratio computed on a Pro Forma Basis as of the Applicable Date of Determination shall not be more than 3.40:1.00 (without giving effect to any Unrestricted Incremental Indebtedness or Unrestricted Additional Term Notes established and/or being incurred at such time) and (Y) if the Additional Debt is not of the type described in the foregoing clause (X), the Fixed Charge Coverage Ratio computed on a Pro Forma Basis as of the Applicable Date of Determination shall not be less than 2:00:1.00; provided that if such Additional Debt is incurred in connection with a Permitted Acquisition, an Acquisition or a permitted Investment, (x) the Fixed Charge Coverage Ratio computed on a Pro Forma Basis as of the Applicable Date of Determination shall not be less than 2:00:1.00 or (y) such Fixed Charge Coverage Ratio computed on a Pro Forma Basis shall not be less than the Fixed Charge Coverage Ratio immediately prior to the consummation of such Permitted Acquisition, Acquisition or Permitted Investment and the incurrence of such Indebtedness and (2) any Permitted Refinancing thereof; provided that (A) if such Additional Debt has a Lien on the Collateral that is pari passu in right of security with the Lien on the Collateral securing the Initial Tranche B Term Loans (the “Permitted First Priority Additional Debt”) and is in the form of a term loan, then the Initial Tranche B Term Loans shall be subject to the adjustment (if applicable) set forth in the proviso to clause (iii) of Section 2.25(d) as if such Additional Debt were an Incremental Tranche B Term Loan hereunder, (B) all Additional Debt of a Loan Party incurred pursuant to clause (2) above shall have a final stated maturity date that is the same or later (but not sooner) than the Revolving Termination Date and (C) Additional Debt incurred by any Restricted Subsidiary that is not a Subsidiary Guarantor shall not exceed $40,000,000.”

(t)                                    Section 7.2 of the Credit Agreement is hereby amended by adding the following final sentence thereto:

“All Indebtedness represented by Capital Lease Obligations or other Indebtedness secured by Liens permitted by Sections 7.3(g) or 7.3(w) (including Indebtedness incurred pursuant to Sale Leaseback Transactions) outstanding on the Amendment No. 2 Effective Date shall be deemed to have been incurred under Section 7.2(e), subject to the rights of the Borrower to reclassify such Indebtedness after the Amendment No. 2 Effective Date under one of the other clauses of this Section 7.2 so long as such Indebtedness is permitted to be incurred pursuant to such clause at the time of reclassification.”

(u)                                 Section 7.6(b) of the Credit Agreement is hereby amended and restated in its entirety and replaced with the following:

“(b)                           so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Borrower may pay dividends to Holdings to permit Holdings to purchase (and Holdings may purchase) or to pay dividends to any of its direct or indirect parent companies to permit any of its direct or indirect parent companies to purchase Capital Stock of Holdings or any of its direct or indirect parent companies from present or former officers or employees of any Group Member, their estates and their heirs upon the death, disability or termination of employment of such officer or employee, provided, that the aggregate amount of payments under this clause (b) after the Closing Date (net of any proceeds received by Holdings and contributed to the Borrower after the Closing Date in connection with resales of any such Capital Stock) shall not exceed (A) (x) prior to Consolidated Leverage Ratio as of the end of the most recently completed four-quarter period ended after the Amendment No. 2 Effective Date for which internal consolidated financial statements are available being not greater than 5.00 to 1.00, $2,500,000 in any fiscal year (with unused amounts in any fiscal year being carried over to succeeding fiscal years subject to a maximum of $5,000,000 in any fiscal year); and (y) after the Consolidated Leverage Ratio as of the end of the most recently completed four-quarter period ended after the Amendment No. 2 Effective Date for which internal consolidated financial statements are available is not greater than 5.00 to 1.00, $10,000,000 in any fiscal year (with unused amounts in any fiscal year being carried over to succeeding fiscal years subject to a maximum of $20,000,000 in any fiscal year), plus (B) the amount of any equity contribution made to the Borrower (through Holdings) for the purpose of such repurchase (and Not Otherwise Applied), to the extent such amount does not constitute Capital Event Proceeds, and (C) the proceeds of any key-man life insurance with respect to such employee paid to Holdings, the Borrower or any of its Restricted Subsidiaries;”

(v)                                 Section 7.6(g) of the Credit Agreement is hereby amended and restated in its entirety and replaced with the following:

“(g)                            the Borrower may make Restricted Payments to Holdings to enable it to pay Closing Costs and to make payments required to be made by it pursuant to any acquisition agreement pertaining to acquisitions by the Borrower and its Restricted Subsidiaries consummated prior to the Closing Date and, after the Third Capital Event Satisfaction Date (if any), Permitted Acquisitions by the Borrower and its Restricted Subsidiaries;”

(w)                               Section 7.6(j) of the Credit Agreement is hereby amended and restated in its entirety and replaced with the following:

“(j)                              the Borrower or any Restricted Subsidiary may make additional Restricted Payments to the extent that such Restricted Payments are made with net proceeds received by Holdings or any Parent Entity after the Closing Date from the issuance or sale of Permitted Capital Stock of Holdings or proceeds of an equity contribution initially made to Holdings (other than any proceeds of any Cure Amount), in each case to the extent such proceeds (i) have been contributed to the common equity of the Borrower (which such equity proceeds so utilized shall not also increase the Available Amount or be credited for any other purpose) and (ii) do not constitute Capital Event Proceeds;”

(x)                                 Section 7.6(n) of the Credit Agreement is hereby amended and restated in its entirety and replaced with the following:

“(n) after the Third Capital Event Satisfaction Date (if any), (i) so long as (A) no Event of Default shall have occurred and be continuing or result therefrom and (B) on a Pro Forma Basis after giving effect thereto as of the Applicable Date of Determination, the Consolidated Leverage Ratio shall be less than or equal to 5.00:1.00, the Borrower and the Restricted Subsidiaries may make Restricted Payments in an aggregate amount equal to the sum of the amounts available under clauses (a), (b) and (f) of the definition of “Available Amount” and (ii) so long as no Event of Default shall have occurred and be continuing or would result therefrom, any Parent Entity, the Borrower and the Restricted Subsidiaries may make Restricted Payments in an aggregate amount not to exceed the Available Amount (excluding amounts available under clauses (a), (b) and (f) of the definition thereof);”

(y)                                 Section 7.6(p) of the Credit Agreement is hereby amended and restated in its entirety and replaced with the following:

“(p) [reserved];”

(z)                                  Section 7.6(q) of the Credit Agreement is hereby amended and restated in its entirety and replaced with the following:

“(q) any payments to any (x) Sponsor or its Affiliates of or on account of monitoring or management or similar fees payable pursuant to and in accordance with the Management Agreement (which fees payable in any fiscal year pursuant to this subclause (x) shall not exceed the amount permitted to be paid pursuant to the Management Agreement as in effect on the Closing Date); provided that, (A) from the period commencing on the Amendment No. 2 Effective Date and ending on the Third Capital Event Satisfaction Date or (B) upon the occurrence and during the continuance of an Event of Default under Section 8.1(a) or 8.1(f), such amounts may accrue, but not be payable in cash during such period, but all such accrued amounts (plus accrued interest, if any, with respect thereto) may be payable in cash upon, in the case of the foregoing clause (A), the occurrence of the Third Capital Event Satisfaction Date or, in the case of the foregoing clause (B), the cure or waiver of such Event of Default, as applicable, and (y) Sponsor or its Affiliates for reimbursement of out-of-pocket costs and expenses and indemnities in connection therewith;”

(aa)                          Section 7.6(r) of the Credit Agreement is hereby amended and restated in its entirety and replaced with the following:

“(r) after the Third Capital Event Satisfaction Date (if any), payment of fees and expenses pursuant to the Transactions, and other customary transaction fees payable to any Sponsor or its Affiliates by the Borrower and any Restricted Subsidiaries for any

financial advisory, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions or divestitures in amounts not to exceed the amounts permitted to be paid therefor pursuant to the Management Agreement as in effect on the Closing Date), which payments are approved by a majority of the disinterested members of the board of directors of the Borrower in good faith; and”

(bb)                          Section 7.8(d) of the Credit Agreement is hereby amended and restated in its entirety and replaced with the following:

“(d)                           intercompany Investments by (i) any Group Member (x) in the Borrower or any Person that, prior to such investment, is a Subsidiary Guarantor or (y) after the Third Capital Event Satisfaction Date (if any), in any Excluded Subsidiary and (ii) any Restricted Subsidiary that is not a Guarantor in any other Restricted Subsidiary that is not a Guarantor; provided, however, that any such Investments in any Insurance Subsidiary must be made in compliance with clause (u) below and the aggregate amount of Investments made pursuant to the foregoing subclause (y) shall not exceed the greater of (a) $50,000,000 and (b) 4.50% of Total Assets as of the Applicable Date of Determination;”

(cc)                            Section 7.8(t) of the Credit Agreement is hereby amended and restated in its entirety and replaced with the following:

“(t)                              after to the Third Capital Event Satisfaction Date (if any), Investments and formations by the Borrower and the Restricted Subsidiaries in and of Joint Ventures or Restricted Subsidiaries (other than Insurance Subsidiaries) that are not Guarantors, which does not exceed the greater of (x) $50,000,000 and (y) 4.50% of Total Assets as of the Applicable Date of Determination; provided that any Joint Ventures referred to in this clause (t) are with bona fide third parties;”

(dd)                          Section 7.8(u) of the Credit Agreement is hereby amended and restated in its entirety and replaced with the following:

“(u)                           after the Third Capital Event Satisfaction Date (if any), Investments by the Borrower or any Wholly-Owned Subsidiary in any Insurance Subsidiary (including in respect of the formation thereof) solely to the extent permitted by Section 7.17(b);”

(ee)                            Section 7.8(v) of the Credit Agreement is hereby amended and restated in its entirety and replaced with the following:

“(v)                           [reserved];”

(ff)                              Section 7.8(y) of the Credit Agreement is hereby amended and restated in its entirety and replaced with the following:

“(y)                           (x) prior to the Third Capital Event Satisfaction Date (if any), additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (y) that are at the time outstanding, not to exceed the greater of $25,000,000 and 2.25% of Total Assets as of the Applicable Date of Determination and (y) after the Third Capital Event Satisfaction Date (if any), Investments that do not exceed, in the aggregate, the greater of (A) $50,000,000 and (B) 4.50% of Total Assets as of the Applicable Date of Determination;”

(gg)                            Section 7.8(ee) of the Credit Agreement is hereby amended and restated in its entirety and replaced with the following:

“(ee)                      Investments consisting of loans and advances to directors and employees of any Group Member (including for travel, entertainment and relocation expenses) not exceeding (x) prior to the Third Capital Event Satisfaction Date (if any), $1,000,000 in the aggregate at any time outstanding, and (y) after to the Third Capital Event Satisfaction Date (if any), $2,000,000 in the aggregate at any time outstanding;”

(hh)                          Section 7.8(ii) of the Credit Agreement is hereby amended and restated in its entirety and replaced with the following:

“(ii)                            after to the Third Capital Event Satisfaction Date (if any), Investments in Joint Ventures or Unrestricted Subsidiaries having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (ii) since the Closing Date, not to exceed the greater of (a) $15,000,000 and (b) 1.25% of Total Assets as of the Applicable Date of Determination (but, to the extent that any Investment made pursuant to this clause (ii) since the Closing Date is sold or otherwise liquidated for cash or designated as a Restricted Subsidiary, plus all Returns (other than Returns that have otherwise increased the Available Amount) with respect to such Investment (less the cost of disposition, if any) or the fair market value of such Unrestricted Subsidiary at the time of redesignation (as applicable)); provided that any Joint Ventures referred to in this clause (ii) are with bona fide third parties;”

(ii)                                  Section 7.17(b) of the Credit Agreement is hereby amended and restated in its entirety and replaced with the following:

“(b) permit any Investment in any Insurance Subsidiary, except for, after the Third Capital Event Satisfaction Date (if any), Investments in an aggregate amount (for all Insurance Subsidiaries combined) not in excess of the greater of (x) $25,000,000 and (y) 2.25% of Total Assets as of the Applicable Date of Determination; provided that such amount may be increased by non-material amounts in the discretion and with the approval of the Administrative Agent (for the avoidance of doubt, such investments shall exclude any expenses and premiums paid to any Insurance Subsidiary by any Group Member in the ordinary course of such Group Member’s business).”

(jj)                                Section 8(c) of the Credit Agreement is hereby amended and restated in its entirety and replaced with the following:

“(c) any Loan Party shall default in the observance or performance of any agreement contained in clause (i) of Section 6.4(a) (with respect to the Borrower only in its jurisdiction of incorporation), Section 6.7(a) (provided that the delivery of a notice of Default or Event of Default at any time will cure an Event of Default under Section 6.7(a) arising from the failure of the Borrower to timely deliver such notice of Default or Event of Default; provided, that, in the case of such a Default, the delivery of such notice of Default at any time prior to the Default that is the subject of such notice becoming an Event of Default (and, when determining whether such Default has become an Event of Default, the notice by Administrative Agent of such Default shall be deemed given on the day such Default first arose) shall cure the Event of Default resulting from the failure to timely deliver such notice), Section 6.13 or Section 7 of this Agreement; provided further that an Event of Default under Section 7.1(a) is subject to the Cure Right set forth in Section 8; or”

Section 3.                          Conditions Precedent to the Effectiveness of this Amendment

This Amendment shall become effective when, and only when, the following conditions precedent have been satisfied (the date of such effectiveness, the “Amendment No. 2 Effective Date”):

(a)                                 Administrative Agent shall have received counterparts of this Amendment, duly executed by the Loan Parties and Lenders sufficient to constitute the Required Lenders, and this Amendment shall have become effective prior to 11:59pm on August 15, 2016.

(b)                                 Administrative Agent shall have received a copy of the fully executed Third Supplemental Indenture to the Senior Notes Indenture which shall be in full force and effect in accordance with the terms thereof and the Senior Notes Indenture.

(c)                                  After giving effect to the limited waivers set forth in Section 1 hereof, all of the representations and warranties set forth in Section 4 hereof are true and correct in all respects as of the Amendment No. 2 Effective Date.

(d)                                 The Borrower shall have paid all reasonable and documented (with supporting documentation) out-of-pocket costs and expenses of the Administrative Agent and the Lenders in connection with the preparation, reproduction, execution and delivery of this Waiver (including, without limitation, the reasonable fees and out-of-pocket expenses of (i) Cahill Gordon & Reindel LLP, counsel for the Administrative Agent with respect thereto and (ii) Stroock & Stroock & Lavan LLP, counsel for certain of the Lenders with respect thereto) if and to the extent required pursuant to the Letter Agreement dated as of July 15, 2016 by and among Stroock & Stroock & Lavan LLP and the Borrower.

Section 4.                          Representations and Warranties

On and as of the Amendment No. 2 Effective Date after giving effect to this Amendment, each Loan Party hereby represents and warrants to each Lender party hereto as follows:

(a)                                 this Amendment has been duly authorized, executed and delivered by such Loan Party and constitutes the legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its respective terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law) and an implied covenant of good faith and fair dealing;

(b)                                 no Default or Event of Default has occurred and is continuing or would result from the consummation of this Amendment and the transactions contemplated hereby; and

(c)                                  each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (or in all respects to the extent already qualified by materiality) on and as of the Amendment No. 2 Effective Date as if made on and as of the Amendment No. 2 Effective Date (other than representations and warranties which speak only as of a certain date, which representations and warranties shall be true and correct in all material respects (or in all respects to the extent already qualified by materiality) only on such date).

(d)                                 Other than the Senior Notes Financial Deliveries Default, there are no defaults or events of default under any other documents governing Indebtedness of any Group Member the outstanding principal amount of which exceeds in the aggregate the greater of (x) $50,000,000 and (y) 4.5% of Total Assets as of the date hereof.

Section 5.                          Reference to and Effect on the Loan Documents

(a)                                 Once this Amendment shall become effective, each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof,” “herein,” or words of like import, and each reference in the other Loan Documents to the Credit Agreement (including, without limitation, by means of words like “thereunder,” “thereof” and words of like import), shall mean and be a reference to the Credit Agreement as modified hereby and this Amendment and the Credit Agreement shall be read together and construed as a single instrument.

(b)                                 Except as expressly amended hereby or specifically waived above, all of the terms and provisions of the Credit Agreement and all other Loan Documents are and shall remain in full force and effect and are hereby ratified and confirmed.  Except as modified pursuant hereto, and pursuant to the other documents, instruments and agreements executed and delivered in connection herewith, no other changes or modifications to the Credit Agreement are intended or implied, and in all other respects the Obligations, Credit Agreement and Loan Documents are hereby specifically ratified, restated and confirmed by the Group Members as of the effective date hereof.  The Group Members hereby agree that this Amendment shall in no manner affect or impair the Obligations or the Liens securing the payment and performance thereof.  Each Group Member hereby ratifies and confirms all of its respective obligations and liabilities under the Credit Agreement and each other Loan Document to which it is party, as expressly modified herein, and ratifies and confirms all Liens securing such obligations and liabilities.  Each of the Loan Parties hereby represents, warrants acknowledges and agrees that it has no claims, counterclaims, offsets or defenses (whether legal or equitable) to the payment of any of the obligations of the Credit Agreement and the other Loan Documents or to the performance of any of the obligations thereunder and, to the extent they may have any such claims, counterclaims, offsets or defenses, the same are hereby waived.  In consideration of the Administrative Agent’s and the Lenders’ willingness to enter into this Amendment, each Loan Party executing this Amendment hereby releases the Administrative Agent, each Lender and each of their respective affiliates, officers, partners, employees, consultants, representatives, agents, counsel, trustees and directors from any and all actions, causes of action, claims, demands, damages and liabilities of whatever kind or nature, in law or in equity, now known or unknown, suspected or unsuspected to the extent that any of the foregoing arises from any action or failure to act on or prior to the date hereof.

(c)                                  The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Lenders, the Borrower or the Administrative Agent under any of the Loan Documents, nor constitute a waiver or amendment of any other provision of any of the Loan Documents or for any purpose except as expressly set forth herein.

(d)                                 This Amendment shall constitute a Loan Document under the terms of the Credit Agreement.  It shall be an Event of Default under the Credit Agreement if the Borrower or any other Group Member fails to perform, keep or observe any term, provision, condition, covenant or agreement contained in this Amendment or if any representation or warranty made by any Group Member under or in connection with this Amendment shall be untrue, false or misleading in any respect when made. To the extent of conflict between the terms of this Amendment and the Credit Agreement, the terms of this Amendment shall control.

(e)                                  Notwithstanding any amendments, waivers or other matters set forth herein or the Loan Documents, it is acknowledged and agreed by the Group Members that: (i) with respect to any quarterly period ending on or before March 31, 2016 and June 30, 2016, the time period to cure the financial covenants set forth in Section 7.1 using the Cure Right (the “Section 8 Equity Cure”) has elapsed and such Section 8 Equity Cure is not available for any such quarterly periods and (ii) any covenant or other provision in the Loan Documents that imposed limits on the Group Members during periods when a Default or an Event of Default is occurring (including, without limitation, a Default or Event of Default arising under Section 7.6 (concerning Restricted Payments)), shall be deemed not satisfied as if a Default or Event of Default, as the case may be, had existed under Section 8(d) of the Credit Agreement as a result of certain breaches of Section 6.1(a), (b) and 6.2(c) of the Credit Agreement for the period from March 31, 2016 until the date the Specified Deliverables are furnished.

Section 6.                          Post Amendment No. 2 Effective Date Covenant

The Loan Parties shall deliver to the Administrative Agent on or before the date which is 90 days after the Amendment No. 2 Effective Date (which period may be extended by the Administrative Agent from time to time in its reasonable discretion) with respect to the existing Mortgages, the following, in each case in form and substance reasonably acceptable to the Administrative Agent:

(a)                                 an amendment to the existing Mortgage (the “Mortgage Amendment”) to reflect the matters set forth in this Amendment, duly executed and acknowledged by the applicable Loan Party, and in form for recording in the recording office where such Mortgage was recorded, together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof to create a Lien under applicable Requirements of Law, and such financing statements and any other instruments necessary to grant a mortgage lien under the laws of any applicable jurisdiction, all of which shall be in form and substance reasonably satisfactory to Administrative Agent;

(b)                                 a date down endorsement to the existing title policy, which shall be in form and substance reasonably satisfactory to the Administrative Agent and reasonably assure the Administrative Agent as of the date of such endorsement that the real property subject to the Lien of such Mortgage is free and clear of all defects and encumbrances except those Liens permitted under such Mortgage;

(c)                                  evidence of payment of all search charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgage Amendment referred to above;

(d)                                 such affidavits, certificates, information and instruments of indemnification as shall be required to induce the title insurance company to issue the endorsement to the title policy contemplated in this Section 6 and evidence of payment of all applicable title insurance premiums required for the issuance of the endorsement to the title policy contemplated in this Section 6; and

(e)                                  such other documentation with respect to the Mortgaged Property, in each case in form and substance reasonably acceptable to the Administrative Agent, as shall confirm the enforceability, validity and perfection of the Lien in favor of the Secured Parties.

Section 7.                          Execution in Counterparts

This Amendment may be executed by one or more of the parties to this Amendment on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission (including without limitation Adobe pdf file) shall be effective as delivery of a manually executed counterpart hereof.

Section 8.                          Reaffirmation

Each Loan Party, by its signature below, hereby affirms and confirms that on and after the Amendment No. 2 Effective Date (i) its obligations under each of the Loan Documents to which it is a party and (ii) its guarantee of the Secured Obligations and the pledge of and/or grant of a security interest in its assets as Collateral to secure the Secured Obligations, and acknowledges and agrees that such guarantee, pledge and/or grant continue in full force and effect in respect of, and to secure, the Secured Obligations.

Section 9.                          Lender Signatures

Each Lender that signs a signature page to this Amendment shall be deemed to have approved this Amendment and shall be further deemed for the purposes of the Loan Documents to have approved this Amendment.  Each Lender signatory to this Amendment agrees that such Lender shall not be entitled to receive a copy of any other Lender’s signature page to this Amendment, but agrees that a copy of such signature page may be delivered to the Borrower and the Administrative Agent.

Section 10.                   Governing Law

THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Section 11.                   Section Titles

The section titles contained in this Amendment are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto, except when used to reference a section.

Section 12.                   Notices

All communications and notices hereunder shall be given as provided in the Credit Agreement.

Section 13.                   Severability

Any provision of this Amendment that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 14.                   Successors

The terms of this Amendment shall be binding upon, and shall inure to the benefit of, the Lenders, the parties hereto and their respective successors and permitted assigns.

Section 15.                   Submission to Jurisdiction; Waiver

Each of the parties hereto hereby irrevocably and unconditionally:

(a)                                 submits for itself and its property in any legal action or proceeding relating to this Amendment, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof, in each case, located in the Borough of Manhattan;

(b)                                 consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)                                  agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower, as the case may be at its address set forth in Section 10.2 of the Credit Agreement or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)                                 agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)                                  waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 15 any special, exemplary, punitive or consequential damages; provided that nothing contained in this Section 15 shall limit the Borrower’s indemnity and reimbursement obligations to the extent set forth in Section 10.5 of the Credit Agreement.

Section 16.                   Acknowledgements.

Each of the Loan Parties hereby acknowledges that:

(a)                                 such Loan Party has been advised by counsel in the negotiation, execution and delivery of this Amendment;

(b)                                 neither any Agent nor any Lender has any fiduciary relationship with or duty to such Loan Party arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between any Agent and Lenders, on one hand, and such Loan Party, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)                                  no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Loan Parties and the Lenders.

Section 17.                   Waiver of Jury Trial.

THE LOAN PARTIES, THE ADMINISTRATIVE AGENT AND THE LENDERS PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AMENDMENT AND FOR ANY COUNTERCLAIM THEREIN.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first written above.

21ST CENTURY ONCOLOGY, INC., as Borrower

By:	/s/ LeAnne Stewart
	Name:	LeAnne Stewart
	Title:	Chief Financial Officer

21ST CENTURY ONCOLOGY HOLDINGS, INC.

By:	/s/ LeAnne Stewart
	Name:	LeAnne Stewart
	Title:	Chief Financial Officer

21C EAST FLORIDA, LLC
21ST CENTURY OF FLORIDA ACQUISITION, LLC
21ST CENTURY ONCOLOGY, LLC
21ST CENTURY ONCOLOGY MANAGEMENT SERVICES, INC.
21ST CENTURY ONCOLOGY OF ALABAMA, LLC
21ST CENTURY ONCOLOGY OF HARFORD COUNTY, MARYLAND LLC
21ST CENTURY ONCOLOGY OF JACKSONVILLE, LLC
21ST CENTURY ONCOLOGY OF KENTUCKY, LLC
21ST CENTURY ONCOLOGY OF NEW JERSEY, INC.
21ST CENTURY ONCOLOGY OF PENNSYLVANIA, INC.
21ST CENTURY ONCOLOGY OF PRINCE GEORGES COUNTY, MARYLAND, LLC
21ST CENTURY ONCOLOGY OF SOUTH CAROLINA, LLC
21ST CENTURY ONCOLOGY OF WASHINGTON, LLC
21ST CENTURY ONCOLOGY SERVICES, LLC
AHLC, LLC
AMERICAN CONSOLIDATED TECHNOLOGIES, L.L.C.

Signature Page
Amendment No. 2 and Waiver

ARIZONA RADIATION THERAPY MANAGEMENT SERVICES, INC.
ASHEVILLE CC, LLC
ATLANTIC UROLOGY CLINICS, LLC
AURORA TECHNOLOGY DEVELOPMENT, LLC
BERLIN RADIATION THERAPY TREATMENT CENTER, LLC
CALIFORNIA RADIATION THERAPY MANAGEMENT SERVICES, INC.
CAROLINA RADIATION AND CANCER TREATMENT CENTER, LLC
CAROLINA REGIONAL CANCER CENTER, LLC
DERM-RAD INVESTMENT COMPANY, LLC
DEVOTO CONSTRUCTION OF SOUTHWEST FLORIDA, INC.
FINANCIAL SERVICES OF SOUTHWEST FLORIDA, LLC
FOUNTAIN VALLEY & ANAHEIM RADIATION ONCOLOGY CENTERS, INC.
GETTYSBURG RADIATION, LLC
GOLDSBORO RADIATION THERAPY SERVICES, LLC
JACKSONVILLE RADIATION THERAPY SERVICES, LLC
MARYLAND RADIATION THERAPY MANAGEMENT SERVICES, LLC
MICHIGAN RADIATION THERAPY MANAGEMENT SERVICES, INC.
NEVADA RADIATION THERAPY MANAGEMENT SERVICES, INCORPORATED
NEW ENGLAND RADIATION THERAPY MANAGEMENT SERVICES, INC.
NEW YORK RADIATION THERAPY MANAGEMENT SERVICES, LLC
NORTH CAROLINA RADIATION THERAPY MANAGEMENT SERVICES, LLC
ONCURE HOLDINGS, INC.
ONCURE MEDICAL CORP.
PHOENIX MANAGEMENT COMPANY, LLC

Signature Page
Amendment No. 2 and Waiver

RADIATION THERAPY SCHOOL FOR RADIATION THERAPY TECHNOLOGY, INC.
RADIATION THERAPY SERVICES INTERNATIONAL, INC.
RVCC, LLC
SAMPSON ACCELERATOR, LLC
SAMPSON SIMULATOR, LLC
U.S. CANCER CARE, INC.
USCC FLORIDA ACQUISITION, LLC
WEST VIRGINIA RADIATION THERAPY SERVICES, INC.
ASSOCIATES IN RADIATION ONCOLOGY SERVICES, LLC
BOYNTON BEACH RADIATION ONCOLOGY, L.L.C.
SFRO HOLDINGS, LLC
SOUTH FLORIDA MEDICINE, LLC
SOUTH FLORIDA RADIATION ONCOLOGY, LLC
TREASURE COAST MEDICINE, LLC

By:	/s/ LeAnne Stewart
	Name:	LeAnne Stewart
	Title:	Chief Financial Officer

CAREPOINT HEALTH SOLUTIONS, LLC

By:	/s/ LeAnne Stewart
	Name:	LeAnne Stewart
	Title:	Chief Financial Officer

PALMS WEST RADIATION THERAPY, L.L.C.
21st Century Oncology, LLC, its Sole member

By:	/s/ LeAnne Stewart
	Name:	LeAnne Stewart
	Title:	Chief Financial Officer

Signature Page
Amendment No. 2 and Waiver

MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent and Lender

By:	/s/ Nehal Abdel Hakim
Name: Nehal Abdel Hakim
Title: Authorized Signatory

Signature Page
Amendment No. 2 and Waiver

[LENDER SIGNATURE PAGE ATTACHED TO POSTING MEMO]

Signature Page
Amendment No. 2 and Waiver